Exhibit 99.2

TD AMERITRADE HOLDING CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of TD Ameritrade Holding Corporation

Results of Review of Interim Financial Statements

We have reviewed the accompanying condensed consolidated balance sheet of TD Ameritrade Holding Corporation and subsidiaries (the Company) as of December 31, 2019, the related condensed consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the three-month periods ended December 31, 2019 and 2018, and the related notes (collectively referred to as the “condensed consolidated interim financial statements”). Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheet of the Company as of September 30, 2019, the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year then ended, and the related notes (not presented herein); and in our report dated November 15, 2019, we expressed an unqualified audit opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of September 30, 2019, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Basis for Review Results

These financial statements are the responsibility of the Company’s management. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

/s/ ERNST & YOUNG LLP

New York, New York
January 31, 2020

TD AMERITRADE HOLDING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2019	September 30, 2019
	(In millions)
ASSETS
Cash and cash equivalents	$2,551	$2,852
Cash and investments segregated and on deposit for regulatory purposes	8,536	8,684
Receivable from brokers, dealers and clearing organizations	1,728	2,439
Receivable from clients, net	21,187	20,618
Receivable from affiliates	121	112
Other receivables, net	277	305
Securities owned, at fair value	520	532
Investments available-for-sale, at fair value	1,636	1,668
Property and equipment at cost, net	895	837
Goodwill	4,227	4,227
Acquired intangible assets, net	1,174	1,204
Other assets	629	308

Total assets	$43,481	$43,786

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Payable to brokers, dealers and clearing organizations	$2,482	$3,308
Payable to clients	27,351	27,067
Accounts payable and other liabilities	1,087	884
Payable to affiliates	3	5
Long-term debt	3,555	3,594
Deferred income taxes	256	228

Total liabilities	34,734	35,086

Stockholders’ equity:
Preferred stock, $0.01 par value; 100 million shares authorized, none issued	—	—
Common stock, $0.01 par value; one billion shares authorized; 670 million shares issued; December 31, 2019 – 541 million shares outstanding; September 30, 2019 – 544 million shares outstanding	7	7
Additional paid-in capital	3,459	3,452
Retained earnings	8,790	8,580
Treasury stock, common, at cost: December 31, 2019 – 129 million shares; September 30, 2019 – 126 million shares	(3,527)	(3,380)
Accumulated other comprehensive income	18	41

Total stockholders’ equity	8,747	8,700

Total liabilities and stockholders’ equity	$43,481	$43,786

See notes to condensed consolidated financial statements.

TD AMERITRADE HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended December 31,
	2019	2018
	(In millions, except per share amounts)
Revenues:
Asset-based revenues:
Bank deposit account fees	$454	$428
Net interest revenue	359	376
Investment product fees	145	143

Total asset-based revenues	958	947
Transaction-based revenues:
Transaction fees and commissions	305	537
Other revenues	28	32

Net revenues	1,291	1,516

Operating expenses:
Employee compensation and benefits	331	317
Clearing and execution costs	50	49
Communications	38	42
Occupancy and equipment costs	65	68
Depreciation and amortization	42	35
Amortization of acquired intangible assets	30	31
Professional services	97	74
Advertising	80	58
Other	37	46

Total operating expenses	770	720

Operating income	521	796
Other expense (income):
Interest on borrowings	32	32
Other income, net	(2)	(14)

Total other expense, net	30	18

Pre-tax income	491	778
Provision for income taxes	112	174

Net income	$379	$604

Earnings per share — basic	$0.70	$1.07
Earnings per share — diluted	$0.70	$1.07
Weighted average shares outstanding — basic	541	562
Weighted average shares outstanding — diluted	543	564

See notes to condensed consolidated financial statements.

TD AMERITRADE HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended December 31,
	2019	2018
	(In millions)
Net income	$379	$604
Other comprehensive income (loss), before tax:
Investments available-for-sale:
Unrealized gain (loss)	(32)	16
Cash flow hedging instruments:
Reclassification adjustment for portion of realized loss amortized to net income	1	1

Total other comprehensive income (loss), before tax	(31)	17
Income tax effect	8	(4)

Total other comprehensive income (loss), net of tax	(23)	13

Comprehensive income	$356	$617

See notes to condensed consolidated financial statements.

TD AMERITRADE HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Three Months Ended December 31, 2019
	Total Common Shares Outstanding	Total Stockholders’ Equity	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income
	(In Millions)
Balance, September 30, 2019	544	$8,700	$7	$3,452	$8,580	$(3,380)	$41
Net income	—	379	—	—	379	—	—
Other comprehensive loss, net of tax	—	(23)	—	—	—	—	(23)
Common stock dividends ($0.31 per share)	—	(168)	—	—	(168)	—	—
Repurchases of common stock	(4)	(143)	—	—	—	(143)	—
Repurchases of common stock for income tax withholding on stock-based compensation	—	(12)	—	—	—	(12)	—
Common stock issued for stock-based compensation, including tax effects	1	—	—	(8)	—	8	—
Stock-based compensation	—	15	—	15	—	—	—
Adoption of Accounting Standards Update 2016-02 (Note 6)	—	(1)	—	—	(1)	—	—

Balance, December 31, 2019	541	$8,747	$7	$3,459	$8,790	$(3,527)	$18

	Three Months Ended December 31, 2018
	Total Common Shares Outstanding	Total Stockholders’ Equity	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Deferred Compensation	Accumulated Other Comprehensive Loss
	(In Millions)
Balance, September 30, 2018	563	$8,003	$7	$3,379	$7,011	$(2,371)	$4	$(27)
Net income	—	604	—	—	604	—	—	—
Other comprehensive income, net of tax	—	13	—	—	—	—	—	13
Common stock dividends ($0.30 per share)	—	(168)	—	—	(168)	—	—	—
Repurchases of common stock	(3)	(114)	—	31	—	(145)	—	—
Future treasury stock purchases under accelerated stock repurchase agreement	—	(12)	—	(12)	—	—	—	—
Repurchases of common stock for income tax withholding on stock-based compensation	—	(8)	—	—	—	(8)	—	—
Common stock issued for stock-based compensation, including tax effects	1	—	—	(9)	—	9	—	—
Stock-based compensation	—	11	—	11	—	—	—	—
Adoption of Accounting Standards Update 2014-09	—	28	—	—	28	—	—	—

Balance, December 31, 2018	561	$8,357	$7	$3,400	$7,475	$(2,515)	$4	$(14)

See notes to condensed consolidated financial statements.

TD AMERITRADE HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended December 31,
	2019	2018
	(In millions)
Cash flows from operating activities:
Net income	$379	$604
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	42	35
Amortization of acquired intangible assets	30	31
Non-cash lease expense	15	—
Deferred income taxes	36	25
Stock-based compensation	15	11
Provision for doubtful accounts on client and other receivables	4	5
Other, net	4	7
Changes in operating assets and liabilities:
Investments segregated and on deposit for regulatory purposes	(453)	503
Receivable from brokers, dealers and clearing organizations	711	(24)
Receivable from clients, net	(573)	3,172
Receivable from/payable to affiliates, net	(11)	(79)
Other receivables, net	28	18
Securities owned, at fair value	12	47
Other assets	(9)	(16)
Payable to brokers, dealers and clearing organizations	(826)	(682)
Payable to clients	284	(785)
Accounts payable and other liabilities	(161)	(110)

Net cash provided by (used in) operating activities	(473)	2,762

Cash flows from investing activities:
Purchase of property and equipment	(102)	(44)
Proceeds from sale of property and equipment	—	11
Purchase of investments available-for-sale, at fair value	—	(383)
Purchase of other investments	(4)	(11)
Proceeds from sale of other investments	—	1

Net cash used in investing activities	(106)	(426)

See notes to condensed consolidated financial statements.

TD AMERITRADE HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

(Unaudited)

	Three Months Ended December 31,
	2019	2018
	(In millions)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	$—	$999
Payment of debt issuance costs	—	(7)
Net payments on securities sold under agreements to repurchase	—	(96)
Proceeds from senior revolving credit facilities	200	—
Principal payments on senior revolving credit facilities	(200)	—
Payment of cash dividends	(168)	(168)
Purchase of treasury stock	(143)	(114)
Purchase of treasury stock for income tax withholding on stock-based compensation	(12)	(8)
Payment for future treasury stock purchases under accelerated stock repurchase agreement	—	(12)

Net cash provided by (used in) financing activities	(323)	594

Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	(902)	2,930
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	10,193	4,548

Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$9,291	$7,478

Supplemental cash flow information:
Interest paid	$41	$31
Income taxes paid	$113	$139

See notes to condensed consolidated financial statements.

TD AMERITRADE HOLDING CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Month Periods Ended December 31, 2019 and 2018

(Unaudited)

1. Basis of Presentation, Organization and Recent Accounting Pronouncements

Basis of Presentation

The condensed consolidated financial statements include the accounts of TD Ameritrade Holding Corporation (the “Parent”) and its wholly-owned subsidiaries (collectively, the “Company”). Intercompany balances and transactions have been eliminated.

These financial statements have been prepared pursuant to the rules and regulations of the SEC and, in the opinion of management, reflect all adjustments, which are all of a normal recurring nature, necessary to present fairly the financial position, results of operations and cash flows for the periods presented in conformity with U.S. generally accepted accounting principles (“GAAP”). These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s annual report filed on Form 10-K for the fiscal year ended September 30, 2019.

Organization

The Company provides securities brokerage services, including trade execution, clearing services and margin lending, through its broker-dealer subsidiaries; futures and foreign exchange trade execution services through its futures commission merchant (“FCM”) and forex dealer member (“FDM”) subsidiary; and bundled retirement plan solutions to plan sponsors and their advisors through its state-chartered trust company subsidiary. The Company also provides cash sweep and deposit account products through third-party relationships, including relationships with affiliates.

On November 24, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Charles Schwab Corporation (“Schwab”) and Americano Acquisition Corp., a wholly-owned subsidiary of Schwab. The Merger Agreement was included as Exhibit 2.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 27, 2019. Upon the terms and subject to the conditions of the Merger Agreement, Americano Acquisition Corp. will merge with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Schwab. Pursuant to and subject to the terms of the Merger Agreement, at the effective time of the Merger, each share of the Company’s common stock, $0.01 par value, issued and outstanding immediately prior to the effective time of the Merger (other than treasury shares held by the Company and certain shares held by Schwab), will be converted into the right to receive 1.0837 shares of Schwab’s voting common stock, $0.01 par value (the “Merger Consideration”); however, if the Merger Consideration issuable to The Toronto-Dominion Bank (“TD”) and its affiliates, together with any other shares of Schwab common stock then owned by TD and its affiliates, would equal a number of shares of Schwab common stock exceeding 9.9% (or such lower percentage of shares of Schwab common stock as the Federal Reserve Board permits TD to acquire in the Merger consistent with a determination that TD does not control Schwab for purposes of the Bank Holding Company Act of 1956, as amended, or the Home Owners’ Loan Act of 1933, as amended) of the issued and outstanding shares of Schwab common stock as of immediately following the closing of the Merger, then TD will receive one share of nonvoting common stock of Schwab in lieu of each such excess share of Schwab common stock. Completion of the Merger is subject to certain conditions, including obtaining the necessary approvals from stockholders of both the Company and Schwab, the satisfaction of certain regulatory approvals and other customary closing conditions. The parties expect the transaction to close during the second half of calendar year 2020.

For the three months ended December 31, 2019, the Company has incurred $25 million of costs related to the proposed Merger, which are included in professional services on the Condensed Consolidated Statements of Income.

Recently Adopted Accounting Pronouncements

ASU 2016-02 — On October 1, 2019, the Company adopted Accounting Standards Update (“ASU”) 2016-02, Leases, by applying the standard at the adoption date, recognizing a cumulative-effect adjustment to the opening balance of retained earnings. As a result, restated financial information and the additional disclosures required under the new standard will not be provided for the comparative periods presented. The new guidance requires quantitative and qualitative disclosures that provide information about the amounts related to leasing arrangements recorded in the condensed consolidated financial statements. The Company elected a package of practical expedients available under the new guidance, which allows an entity to not reassess prior conclusions related to existing contracts containing leases, lease classification and initial direct costs. In addition, the Company has elected to apply the short-term lease exception for lease arrangements with a maximum term of 12 months or less. Upon the adoption of the lease standard, the Company recognized a right-of-use (“ROU”) asset and a lease liability on the Condensed Consolidated Balance Sheet related to non-cancelable operating leases.

The cumulative effect of the changes made to the Company’s Condensed Consolidated Balance Sheet as of October 1, 2019 for the adoption of ASU 2016-02 were as follows (dollars in millions):

	Balance at September 30, 2019	Adjustments from Adoption of ASU 2016-02		Balance at October 1, 2019
Assets:
Other assets	$308	$341	(1)	$649
Liabilities:
Accounts payable and other liabilities	884	342	(2)	1,226
Stockholders’ Equity:
Retained earnings	8,580	(1	)(3)	8,579

(1)

Adjustments include the following: (a) an increase of $347 million for the recognition of the ROU asset and (b) a decrease of $6 million for lease payments made to lessors at or before the commencement date, which were reclassified to the ROU lease liability upon the adoption of the lease standard.

(2)

Adjustments include the following: (a) an increase of $379 million for the recognition of the ROU lease liability and (b) decreases of $30 million for deferred rent and $7 million related to the early termination of lease obligations, which were reclassified to the ROU asset upon the adoption of the lease standard.

(3)	Represents the impact of a lease obligation which had no future benefit upon the adoption of the lease standard.

The adoption of this standard did not have a material impact on the Company’s results of operations or cash flows. See Note 6 for additional information regarding the Company’s operating leases.

Recently Issued Accounting Pronouncements

ASU 2019-12 — In December 2019, the Financial Accounting Standards Board (“FASB”) issued ASU 2019-12, Simplifying the Accounting for Income Taxes. The amendments in ASU 2019-12 simplify the accounting for income taxes by removing certain exceptions to the general principles in Accounting Standards Codification (“ASC”) Topic 740, Income Taxes. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 will be effective for the Company’s fiscal year beginning October 1, 2021, with early adoption permitted. The transition requirements are dependent upon each amendment within this update and will be applied either prospectively or retrospectively. The Company does not expect this ASU to have a material impact on its condensed consolidated financial statements.

ASU 2016-13 — In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments. The main objective of ASU 2016-13 is to provide financial statement users with more decision-useful information about an entity’s expected credit losses on financial instruments and other commitments to extend credit at each reporting date. To achieve this objective, the amendments in this update replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to develop credit loss estimates. Subsequent to issuing ASU 2016-13, the FASB has issued additional standards for the purpose of clarifying certain aspects of ASU 2016-13, as well as providing codification improvements and targeted transition relief under the standard. The subsequently issued ASUs have the same effective date and transition requirements as ASU 2016-13. ASU 2016-13 will be effective for the Company’s fiscal year beginning October 1, 2020, using a modified retrospective approach. Early adoption is permitted. The Company is currently assessing the impact this ASU will have on its condensed consolidated financial statements.

2. Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents

The Company’s cash and cash equivalents is summarized in the following table (dollars in millions):

	December 31, 2019	September 30, 2019
Broker-dealer subsidiaries	$2,051	$2,260
Corporate	267	366
Futures commission merchant and forex dealer member subsidiary	108	94
Trust company subsidiary	98	124
Investment advisory subsidiaries	27	8

Total cash and cash equivalents	$2,551	$2,852

Capital requirements may limit the amount of cash available for dividend from the broker-dealer, FCM/FDM and trust company subsidiaries to the Parent.

The following table provides a reconciliation of cash, cash equivalents, restricted cash and restricted cash equivalents reported within the Condensed Consolidated Balance Sheets to the total of the same amounts shown in the Condensed Consolidated Statements of Cash Flows (dollars in millions):

	December 31, 2019	September 30, 2019
Cash and cash equivalents	$2,551	$2,852
Restricted cash and restricted cash equivalents included in cash and investments segregated and on deposit for regulatory purposes	6,740	7,341

Total cash, cash equivalents, restricted cash and restricted cash equivalents shown in the Condensed Consolidated Statements of Cash Flows	$9,291	$10,193

Amounts included in restricted cash and restricted cash equivalents consist primarily of qualified deposits in special reserve bank accounts for the exclusive benefit of clients under Rule 15c3-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and other regulations. Restricted cash equivalents consists of highly-liquid investments with an original maturity of three months or less.

3. Cash and Investments Segregated and on Deposit for Regulatory Purposes

Cash and investments segregated and on deposit for regulatory purposes consists of the following (dollars in millions):

	December 31, 2019	September 30, 2019
U.S. government debt securities	$3,747	$4,369
Cash in demand deposit accounts	2,300	2,304
U.S. government agency mortgage-backed securities	1,771	1,318
Reverse repurchase agreements (collateralized by U.S. government debt securities)	500	500
Cash on deposit with futures commission merchants	193	168
U.S. government debt securities on deposit with futures commission merchant	25	25

Total	$8,536	$8,684

4. Investments Available-for-Sale

The following tables present the amortized cost and fair value of available-for-sale securities (dollars in millions):

December 31, 2019	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
U.S. Treasury securities	$1,591	$45	$—	$1,636

September 30, 2019	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
U.S. Treasury securities	$1,591	$77	$—	$1,668

The following table presents the contractual maturities of available-for-sale securities as of December 31, 2019 (dollars in millions):

	Amortized Cost	Fair Value
Available-for-sale U.S. Treasury securities:
Due within one to five years	$582	$612
Due within five to ten years	618	626
Due after ten years	391	398

Total available-for-sale U.S. Treasury securities	$1,591	$1,636

5. Income Taxes

The Company’s effective income tax rate for the three months ended December 31, 2019 and 2018 was 22.8% and 22.4%, respectively. The provision for income taxes for the three months ended December 31, 2019 included $9 million of favorable adjustments related to state income tax matters. These items had a favorable impact on the Company’s earnings for the three months ended December 31, 2019 of approximately $0.02 per share. The provision for income taxes for the three months ended December 31, 2018 included $18 million of favorable adjustments related to state income tax matters. This item had a favorable impact on the Company’s earnings for the three months ended December 31, 2018 of approximately $0.03 per share.

6. Leases

The Company enters into various non-cancelable operating leases for certain facilities, including corporate offices, retail branches and data centers. The Company determines if an arrangement is a lease at inception. Operating leases with an initial term of 12 months or less are not recorded on the balance sheet and the related lease expense is recognized on a straight-line basis over the lease term. ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent an obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement or remeasurement date of a lease based on the present value of lease payments over the lease term. The Company utilizes an incremental borrowing rate to determine the present value of lease payments for each lease, as the lease agreements do not provide an implicit rate. The estimated incremental borrowing rate reflects a secured rate and is based on the term of the lease and the interest rate environment at the lease commencement or remeasurement date. Operating lease ROU assets include (1) lease payments made at or before the commencement date and (2) initial indirect costs; and exclude lease incentives. The Company’s lease terms may include options to extend or terminate the lease. Only those renewal and termination options which the Company is reasonably certain of exercising are included in the calculation of the lease liability.

The following tables present balance sheet and supplemental operating lease information (dollars in millions):

December 31, 2019
Balance Sheet Information:
Assets:
Other assets:
Operating lease right-of-use assets, net	$340
Liabilities:
Accounts payable and other liabilities:
Operating lease liabilities	$373
Supplemental Information:
Weighted-average remaining lease term (years)	8.3
Weighted-average discount rate	2.49%

Three Months Ended December 31, 2019
Supplemental Cash Flow Information:
Cash paid for amounts included in the measurement of lease liabilities	$17
Lease liabilities arising from obtaining right-of-use assets	$8

The following table summarizes the amount and classification of operating lease expense (dollars in millions):

Description	Condensed Consolidated Statements of Income Classification	Three Months Ended December 31, 2019
Operating lease costs, net (1)	Occupancy and equipment costs	$18

(1)

Includes short-term lease costs and is net of sublease income. The short-term lease costs and sublease income are not material for the period presented. Operating lease costs and sublease income include transactions with related parties, which are not material for the period presented.

Operating lease expense is recognized on a straight-line basis over the lease term. The Company’s lease agreements do not contain any material residual value guarantees or restrictive covenants.

The following table presents the maturities of lease liabilities as of December 31, 2019 (dollars in millions):

Fiscal Year	Operating Leases
2020 Remaining	$25
2021	61
2022	54
2023	47
2024	44
Thereafter (to 2033)	192

Total lease payments	423
Amount representing interest	(50)

Present value of lease liabilities	$373

In accordance with the disclosure requirements for the adoption of ASU 2016-02, the Company is presenting its operating lease commitment table as of September 30, 2019, which was previously disclosed in Note 16 of the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2019 (dollars in millions):

Fiscal Year	Minimum Lease Payments	Sublease Income	Net Lease Commitments
2020	$72	$(2)	$70
2021	64	(1)	63
2022	55	—	55
2023	49	—	49
2024	45	—	45
Thereafter (to 2033)	191	—	191

Total	$476	$(3)	$473

7. Long-term Debt and Other Borrowings

Long-term debt and other borrowings consist of the following (dollars in millions):

December 31, 2019	Face Value	Unamortized Discounts and Debt Issuance Costs	Fair Value Adjustment (1)	Net Carrying Value
Senior Notes:
Variable-rate Notes due 2021	$600	$(2)	$—	$598
2.950% Notes due 2022	750	(3)	4	751
3.750% Notes due 2024	400	(3)	—	397
3.625% Notes due 2025	500	(2)	18	516
3.300% Notes due 2027	800	(8)	23	815
2.750% Notes due 2029	500	(5)	(17)	478

Total long-term debt	$3,550	$(23)	$28	$3,555

September 30, 2019	Face Value	Unamortized Discounts and Debt Issuance Costs	Fair Value Adjustment (1)	Net Carrying Value
Senior Notes:
Variable-rate Notes due 2021	$600	$(2)	$—	$598
2.950% Notes due 2022	750	(3)	6	753
3.750% Notes due 2024	400	(3)	—	397
3.625% Notes due 2025	500	(3)	25	522
3.300% Notes due 2027	800	(8)	40	832
2.750% Notes due 2029	500	(5)	(3)	492

Total long-term debt	$3,550	$(24)	$68	$3,594

(1)	Fair value adjustments relate to changes in the fair value of the debt while in a fair value hedging relationship. See “Fair Value Hedging” below.

Senior Notes — As of December 31, 2019 and September 30, 2019, the Company had $3.55 billion aggregate principal amount of unsecured Senior Notes (together, the “Senior Notes”). The fixed rate and variable rate Senior Notes pay interest semi-annually and quarterly, respectively, in arrears. Key information about the Senior Notes outstanding is summarized in the following table (dollars in millions):

Description	Date Issued	Maturity Date	Aggregate Principal	Interest Rate
2021 Notes	October 30, 2018	November 1, 2021	$600	Variable
2022 Notes	March 4, 2015	April 1, 2022	$750	2.950%
2024 Notes	October 30, 2018	April 1, 2024	$400	3.750%
2025 Notes	October 17, 2014	April 1, 2025	$500	3.625%
2027 Notes	April 27, 2017	April 1, 2027	$800	3.300%
2029 Notes	August 13, 2019	October 1, 2029	$500	2.750%

Lines of Credit — TD Ameritrade Clearing, Inc. (“TDAC”), a clearing broker-dealer subsidiary of the Company, utilizes secured uncommitted lines of credit for short-term liquidity. Under these secured uncommitted lines, TDAC borrows on either a demand or short-term basis from two unaffiliated banks and pledges client margin securities as collateral. Advances under the secured uncommitted lines are dependent on TDAC having acceptable collateral as determined by each secured uncommitted credit agreement. At December 31, 2019, the terms of the secured uncommitted credit agreements do not specify borrowing limits. The availability of TDAC’s secured uncommitted lines is subject to approval by the individual banks each time an advance is requested and may be denied. There were no borrowings outstanding under the secured uncommitted lines of credit as of December 31, 2019 and September 30, 2019.

Fair Value Hedging — The Company is exposed to changes in the fair value of its fixed-rate Senior Notes resulting from interest rate fluctuations. To hedge a vast majority of this exposure, the Company has entered into fixed-for-variable interest rate swaps on each of the 2022 Notes, 2025 Notes, 2027 Notes and 2029 Notes (together, the “Hedged Senior Notes”). Each fixed-for-variable interest rate swap has a notional amount and a maturity date matching the aggregate principal amount and maturity date, respectively, for each of the respective Hedged Senior Notes.

The interest rate swaps effectively change the fixed-rate interest on the Hedged Senior Notes to variable-rate interest. Under the terms of the interest rate swap agreements, the Company receives semi-annual fixed-rate interest payments based on the same rates applicable to the Hedged Senior Notes, and makes quarterly variable-rate interest payments based on three-month LIBOR plus (1) 0.9486% for the swap on the 2022 Notes, (2) 1.1022% for the swap on the 2025 Notes, (3) 1.0340% for the swap on the 2027 Notes and (4) 1.2000% for the swap on the 2029 Notes. As of December 31, 2019, the weighted average effective interest rate on the aggregate principal balance of the Senior Notes was 3.08%.

The interest rate swaps are accounted for as fair value hedges and qualify for the shortcut method of accounting. Changes in the payment of interest resulting from the interest rate swaps are recorded in interest on borrowings on the Condensed Consolidated Statements of Income. Changes in fair value of the interest rate swaps are completely offset by changes in fair value of the related notes, resulting in no effect on net income. The following table summarizes gains and losses resulting from changes in the fair value of interest rate swaps designated as fair value hedges and the hedged fixed-rate debt for the periods indicated (dollars in millions):

	Three Months Ended December 31,
	2019	2018
Gain (loss) on fair value of interest rate swaps	$(40)	$52
Gain (loss) on fair value of hedged fixed-rate debt	40	(52)

Net gain (loss) recorded in interest on borrowings	$—	$—

Balance Sheet Impact of Hedging Instruments — The following table summarizes the classification and the fair value of outstanding derivatives designated as hedging instruments on the Condensed Consolidated Balance Sheets (dollars in millions):

	December 31, 2019	September 30, 2019
Pay-variable interest rate swaps designated as fair value hedges:
Other assets	$45	$71
Accounts payable and other liabilities	$(17)	$(3)

The interest rate swaps are subject to counterparty credit risk. Credit risk is managed by limiting activity to approved counterparties that meet a minimum credit rating threshold, by entering into credit support agreements, or by utilizing approved central clearing counterparties registered with the Commodity Futures Trading Commission (“CFTC”). The interest rate swaps require daily collateral coverage, in the form of cash or U.S. Treasury securities, for the aggregate fair value of the interest rate swaps (including accrued interest). As of December 31, 2019 and September 30, 2019, the pay-variable interest rate swap counterparties had pledged $47 million and $86 million of collateral, respectively, to the Company in the form of cash. A liability for collateral pledged to the Company in the form of cash is recorded in accounts payable and other liabilities on the Condensed Consolidated Balance Sheets. As of December 31, 2019 and September 30, 2019, the Company had pledged $16 million and $3 million of collateral, respectively, to the pay-variable interest rate swap counterparties in the form of cash. An asset for collateral pledged to the swap counterparties in the form of cash is recorded in other receivables on the Condensed Consolidated Balance Sheets.

TD Ameritrade Holding Corporation Senior Revolving Credit Facility — On April 21, 2017, the Parent entered into a credit agreement consisting of a senior unsecured committed revolving credit facility in the aggregate principal amount of $300 million (the “Parent Revolving Facility”). The maturity date of the Parent Revolving Facility is April 21, 2022. The obligations under the Parent Revolving Facility are not guaranteed by any subsidiary of the Parent.

The applicable interest rate under the Parent Revolving Facility is calculated as a per annum rate equal to, at the option of the Parent, (1) LIBOR plus an interest rate margin (“Parent Eurodollar loans”) or (2) (i) the highest of (x) the prime rate, (y) the federal funds effective rate (or, if the federal funds effective rate is unavailable, the overnight bank funding rate) plus 0.50% or (z) the eurodollar rate assuming a one-month interest period plus 1.00%, plus (ii) an interest rate margin (“ABR loans”). The interest rate margin ranges from 0.875% to 1.50% for Parent Eurodollar loans and from 0% to 0.50% for ABR loans, determined by reference to the Company’s public debt ratings. The Parent is obligated to pay a commitment fee ranging from 0.08% to 0.20% on any unused amount of the Parent Revolving Facility, determined by reference to the Company’s public debt ratings. There were no borrowings outstanding under the Parent Revolving Facility as of December 31, 2019 and September 30, 2019. As of December 31, 2019, the interest rate margin would have been 1.125% for Parent Eurodollar loans and 0.125% for ABR loans, and the commitment fee was 0.125%, each determined by reference to the Company’s public debt ratings.

TD Ameritrade Clearing, Inc. Senior Revolving Credit Facilities — TDAC has access to two senior unsecured committed revolving credit facilities with an aggregate principal amount of $1.45 billion, consisting of a $600 million (the “$600 Million Revolving Facility”) and an $850 million (the “$850 Million Revolving Facility”) senior revolving facility (together, the “TDAC Revolving Facilities”). The maturity dates of the $600 Million Revolving Facility and the $850 Million Revolving Facility are April 21, 2022 and May 14, 2020, respectively.

The applicable interest rate under each of the TDAC Revolving Facilities is calculated as a per annum rate equal to, at the option of TDAC, (1) LIBOR plus an interest rate margin (“TDAC Eurodollar loans”) or (2) the federal funds effective rate plus an interest rate margin (“Federal Funds Rate loans”). The interest rate margin ranges from 0.75% to 1.25% for both TDAC Eurodollar loans and Federal Funds Rate loans, determined by reference to the Company’s public debt ratings. TDAC is obligated to pay commitment fees ranging from 0.07% to 0.175% and from 0.06% to 0.125% on any unused amounts of the $600 Million Revolving Facility and the $850 Million Revolving Facility, respectively, each determined by reference to the Company’s public debt ratings. There were no borrowings outstanding under the TDAC Revolving Facilities as of December 31, 2019 and September 30, 2019. As of December 31, 2019, the interest rate margin under the TDAC Revolving Facilities would have been 1.00% for both TDAC Eurodollar loans and Federal Funds Rate loans, determined by reference to the Company’s public debt ratings. As of December 31, 2019, the commitment fees under the $600 Million Revolving Facility and the $850 Million Revolving Facility were 0.10% and 0.08%, respectively, each determined by reference to the Company’s public debt ratings.

8. Capital Requirements

The Company’s broker-dealer subsidiaries are subject to the SEC Uniform Net Capital Rule (Rule 15c3-1 under the Exchange Act), administered by the SEC and the Financial Industry Regulatory Authority (“FINRA”), which requires the maintenance of minimum net capital, as defined. Net capital and the related net capital requirements may fluctuate on a daily basis. TDAC, the Company’s clearing broker-dealer subsidiary, and TD Ameritrade, Inc., an introducing broker-dealer subsidiary of the Company, compute net capital under the alternative method as permitted by SEC Rule 15c3-1. TDAC is required to maintain minimum net capital of the greater of $1.5 million, which is based on the type of business conducted by the broker-dealer, or 2% of aggregate debit balances arising from client transactions. TD Ameritrade, Inc. is required to maintain minimum net capital of the greater of $250,000 or 2% of aggregate debit balances arising from client transactions. In addition, under the alternative method, a broker-dealer may not repay any subordinated borrowings, pay cash dividends or make any unsecured advances or loans to its parent company or employees if such payment would result in net capital of less than (1) 5% of aggregate debit balances or (2) 120% of its minimum dollar requirement.

TD Ameritrade Futures & Forex LLC (“TDAFF”), the Company’s FCM and FDM subsidiary registered with the CFTC, is subject to CFTC Regulations 1.17 and 5.7 under the Commodity Exchange Act, administered by the CFTC and the National Futures Association (“NFA”). As an FCM, TDAFF is required to maintain minimum adjusted net capital under CFTC Regulation 1.17 of the greater of (1) $1.0 million or (2) its futures risk-based capital requirement, equal to 8% of the total risk margin requirement for all futures positions carried by the FCM in client and nonclient accounts. As an FDM, TDAFF is also subject to the net capital requirements under CFTC Regulation 5.7, which requires TDAFF to maintain minimum adjusted net capital of the greater of (1) any amount required under CFTC Regulation 1.17 as described above or (2) $20.0 million plus 5% of all foreign exchange liabilities owed to forex clients in excess of $10.0 million. In addition, an FCM and FDM must provide notice to the CFTC if its adjusted net capital amounts to less than (1) 110% of its risk-based capital requirement under CFTC Regulation 1.17, (2) 150% of its $1.0 million minimum dollar requirement or (3) 110% of $20.0 million plus 5% of all foreign exchange liabilities owed to forex clients in excess of $10.0 million.

Net capital and net capital requirements for the Company’s broker-dealer subsidiaries are summarized in the following tables (dollars in millions):

TD Ameritrade Clearing, Inc.
Date	Net Capital	Required Net Capital (2% of Aggregate Debit Balances)	Net Capital in Excess of Required Net Capital	Ratio of Net Capital to Aggregate Debit Balances
December 31, 2019	$3,147	$493	$2,654	12.77%
September 30, 2019	$3,188	$493	$2,695	12.93%

TD Ameritrade, Inc.
Date	Net Capital	Required Net Capital (Minimum Dollar Requirement)	Net Capital in Excess of Required Net Capital
December 31, 2019	$346	$0.25	$345
September 30, 2019	$289	$0.25	$289

Adjusted net capital and adjusted net capital requirements for the Company’s FCM and FDM subsidiary are summarized in the following table (dollars in millions):

TD Ameritrade Futures & Forex LLC
Date	Adjusted Net Capital	Required Adjusted Net Capital ($20 Million Plus 5% of All Foreign Exchange Liabilities Owed to Forex Clients in Excess of $10 Million)	Adjusted Net Capital in Excess of Required Adjusted Net Capital
December 31, 2019	$148	$23	$125
September 30, 2019	$140	$23	$117

The Company’s non-depository trust company subsidiary, TD Ameritrade Trust Company (“TDATC”), is subject to capital requirements established by the State of Maine, which require TDATC to maintain minimum Tier 1 capital. TDATC’s Tier 1 capital was $43 million as of December 31, 2019 and September 30, 2019, which exceeded the required Tier 1 capital by $26 million and $22 million, respectively.

9. Commitments and Contingencies

Legal and Regulatory Matters

Order Routing Matters — In 2014, five putative class action complaints were filed regarding TD Ameritrade, Inc.’s routing of client orders and one putative class action was filed regarding Scottrade, Inc.’s routing of client orders. Five of the six cases were dismissed and the United States Court of Appeals, 8th Circuit, affirmed the dismissals in those cases that were appealed. The one remaining case is Roderick Ford (replacing Gerald Klein) v. TD Ameritrade Holding Corporation, et al., Case No. 8:14CV396 (U.S. District Court, District of Nebraska). In the remaining case, plaintiff alleges that, when routing client orders to various market centers, defendants did not seek best execution, and instead routed clients’ orders to market venues that paid TD Ameritrade, Inc. the most money for order flow. Plaintiff alleges that defendants made misrepresentations and omissions regarding the Company’s order routing practices. The complaint asserts claims of violations of Section 10(b) and 20 of the Exchange Act and SEC Rule 10b-5. The complaint seeks damages, injunctive relief, and other relief. Plaintiff filed a motion for class certification, which defendants opposed. On July 12, 2018, the Magistrate Judge issued findings and a recommendation that plaintiff’s motion for class certification be denied. Plaintiff filed objections to the Magistrate Judge’s findings and recommendation, which defendants opposed. On September 14, 2018, the District Judge sustained plaintiff’s objections, rejected the Magistrate Judge’s recommendation and granted plaintiff’s motion for class certification. On September 28, 2018, defendants filed a petition requesting that the U.S. Court of Appeals, 8th Circuit, grant an immediate appeal of the District Court’s class certification decision. The U.S. Court of Appeals, 8th Circuit, granted defendants’ petition on December 18, 2018. Briefing on the appeal is complete. The Securities Industry and Financial Markets Association and the U.S. Chamber of Commerce have filed amicus curiae briefs in support of the Company’s appeal. The Company intends to vigorously defend against this lawsuit and is unable to predict the outcome or the timing of the ultimate resolution of the lawsuit, or the potential loss, if any, that may result.

Aequitas Securities Litigation — An amended putative class action complaint was filed in the U.S. District Court for the District of Oregon in Lawrence Ciuffitelli et al. v. Deloitte & Touche LLP, EisnerAmper LLP, Sidley Austin LLP, Tonkon Torp LLP, TD Ameritrade, Inc., and Integrity Bank & Trust, Case No. 3:16CV580, on May 19, 2016. A second amended putative class action complaint was filed on September 8, 2017, in which Duff & Phelps was added as a defendant. The putative class includes all persons who purchased securities of Aequitas Commercial Finance, LLC and its affiliates on or after June 9, 2010. Other groups of plaintiffs have filed non-class action lawsuits in Oregon

Circuit Court, Multnomah County, against these and other defendants. FINRA arbitrations have also been filed against TD Ameritrade, Inc. The claims in these actions include allegations that the sales of Aequitas securities were unlawful, the defendants participated and materially aided in such sales in violation of the Oregon securities laws, and material misstatements and omissions were made. While the factual allegations differ in various respects among the cases, plaintiffs’ allegations include assertions that: TD Ameritrade, Inc. customers purchased more than $140 million of Aequitas securities; TD Ameritrade, Inc. served as custodian for Aequitas securities; recommended and referred investors to financial advisors as part of its advisor referral program for the purpose of purchasing Aequitas securities; participated in marketing the securities; recommended the securities; provided assurances to investors about the safety of the securities; and developed a market for the securities. In the Ciuffitelli putative class action, plaintiffs allege that more than 1,500 investors were owed more than $600 million on the Aequitas securities they purchased. On August 1, 2018, the Magistrate Judge in that case issued findings and a recommendation that defendants’ motions to dismiss the pending complaint be denied with limited exceptions not applicable to the Company. TD Ameritrade, Inc. and other defendants filed objections to the Magistrate Judge’s findings and recommendation, which plaintiffs opposed. On September 24, 2018, the District Judge issued an opinion and order adopting the Magistrate Judge’s findings and recommendation. In May 2019, TD Ameritrade, Inc. settled all of the non-class action claims then pending for an immaterial amount paid by its insurers. Plaintiffs and defendants Tonkon Torp and Integrity Bank entered into agreements to settle the claims in the Ciuffitelli case on a class basis for an aggregate amount of $14.6 million subject to Court approval. Following a mediation, on July 9, 2019, plaintiffs and the remaining defendants in the Ciuffitelli case reached an agreement to settle the claims on a class basis for $220 million subject to Court approval. TD Ameritrade, Inc. agreed to contribute $20 million and its insurers $12 million of the aggregate settlement amount. On December 16, 2019, the District Judge entered an order approving the class settlements.

Other Legal and Regulatory Matters — The Company is subject to a number of other lawsuits, arbitrations, claims and other legal proceedings in connection with its business. Some of these legal actions include claims for substantial or unspecified compensatory and/or punitive damages. In addition, in the normal course of business, the Company discusses matters with its regulators raised during regulatory examinations or otherwise subject to their inquiry. These matters could result in censures, fines, penalties or other sanctions. ASC 450, Loss Contingencies, governs the recognition and disclosure of loss contingencies, including potential losses from legal and regulatory matters. ASC 450 categorizes loss contingencies using three terms based on the likelihood of occurrence of events that result in a loss: “probable” means that “the future event or events are likely to occur;” “remote” means that “the chance of the future event or events occurring is slight;” and “reasonably possible” means that “the chance of the future event or events occurring is more than remote but less than likely.” Under ASC 450, the Company accrues for losses that are considered both probable and reasonably estimable. The Company may incur losses in addition to the amounts accrued where the losses are greater than estimated by management, or for matters for which an unfavorable outcome is considered reasonably possible, but not probable.

The Company estimates that the aggregate range of reasonably possible losses in excess of amounts accrued is from $0 to $70 million as of December 31, 2019. This estimated aggregate range of reasonably possible losses is based upon currently available information for those legal and regulatory matters in which the Company is involved, taking into account the Company’s best estimate of reasonably possible losses for those matters as to which an estimate can be made. For certain matters, the Company does not believe an estimate can currently be made, as some matters are in preliminary stages and some matters have no specific amounts claimed. The Company’s estimate involves significant judgment, given the varying stages of the proceedings and the inherent uncertainty of predicting outcomes. The estimated range will change from time to time as the underlying matters, stages of proceedings and available information change. Actual losses may vary significantly from the current estimated range.

The Company believes, based on its current knowledge and after consultation with counsel, that the ultimate disposition of these legal and regulatory matters, individually or in the aggregate, is not likely to have a material adverse effect on the financial condition or cash flows of the Company. However, in light of the uncertainties involved in such matters, the Company is unable to predict the outcome or the timing of the ultimate resolution of these matters, or the potential losses, fines, penalties or equitable relief, if any, that may result, and it is possible that the ultimate resolution of one or more of these matters may be material to the Company’s results of operations for a particular reporting period.

Income Taxes

The Company’s federal and state income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is subject to varying interpretations, amounts reported in the condensed consolidated financial statements could be significantly changed at a later date upon final determinations by taxing authorities.

General Contingencies

In the ordinary course of business, there are various contingencies that are not reflected in the condensed consolidated financial statements. These include the Company’s broker-dealer and FCM/FDM subsidiaries’ client activities involving the execution, settlement and financing of various client securities, options, futures and foreign exchange transactions. These activities may expose the Company to credit risk and losses in the event the clients are unable to fulfill their contractual obligations.

The Company extends margin credit and leverage to its clients. In margin transactions, the Company extends credit to the client, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the client’s account. In connection with these activities, the Company also routes client orders for execution and clears client transactions involving the sale of securities not yet purchased (“short sales”). Such margin-related transactions may expose the Company to credit risk in the event a client’s assets are not sufficient to fully cover losses that the client may incur. Leverage involves securing a large potential future obligation with a lesser amount of collateral. The risks associated with margin credit and leverage increase during periods of rapid market movements, or in cases where leverage or collateral is concentrated and market movements occur. In the event the client fails to satisfy its obligations, the Company has the authority to liquidate certain positions in the client’s account(s) at prevailing market prices in order to fulfill the client’s obligations. However, during periods of rapid market movements, clients who utilize margin credit or leverage and who have collateralized their obligations with securities may find that the securities have a rapidly depreciating value (or increasing value with respect to short positions) and may not be sufficient to cover their obligations in the event of liquidation. The Company seeks to mitigate the risks associated with its client margin and leverage activities by requiring clients to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels throughout each trading day and, pursuant to such guidelines, requires clients to deposit additional collateral, or to reduce positions, when necessary.

The Company contracts with unaffiliated FCM, FDM and broker-dealer entities to clear and execute futures, options on futures and foreign exchange transactions for its clients. This can result in concentrations of credit risk with one or more of these counterparties. This risk is partially mitigated by the counterparties’ obligation to comply with rules and regulations governing FCMs, FDMs and broker-dealers in the United States. These rules generally require maintenance of net capital and segregation of client funds and securities. In addition, the Company manages this risk by requiring credit approvals for counterparties and by utilizing account funding and sweep arrangement agreements that generally specify that all client cash in excess of futures funding requirements be transferred back to the clients’ securities brokerage accounts at the Company on a daily basis.

The Company loans securities temporarily to other broker-dealers in connection with its broker-dealer business. The Company receives cash as collateral for the securities loaned. Increases in securities prices may cause the market value of the securities loaned to exceed the amount of cash received as collateral. In the event the counterparty to these transactions does not return the loaned securities, the Company may be exposed to the risk of acquiring the securities at higher prevailing market prices in order to satisfy its client obligations. The Company mitigates this risk by requiring credit approvals for counterparties, by monitoring the market value of securities loaned on a daily basis and requiring additional cash as collateral when necessary, and by participating in a risk-sharing program offered through the Options Clearing Corporation (“OCC”).

The Company borrows securities temporarily from other broker-dealers in connection with its broker-dealer business. The Company deposits cash as collateral for the securities borrowed. Decreases in securities prices may cause the market value of the securities borrowed to fall below the amount of cash deposited as collateral. In the event the counterparty to these transactions does not return the cash deposited, the Company may be exposed to the risk of selling the securities at prevailing market prices. The Company mitigates this risk by requiring credit approvals for counterparties, by monitoring the collateral values on a daily basis and requiring collateral to be returned by the counterparties when necessary, and by participating in a risk-sharing program offered through the OCC.

The Company transacts in reverse repurchase agreements (securities purchased under agreements to resell) in connection with its broker-dealer business. The Company’s policy is to take possession or control of securities with a market value in excess of the principal amount loaned, plus accrued interest, in order to collateralize resale agreements. The Company monitors the market value of the underlying securities that collateralize the related receivable on resale agreements on a daily basis and may require additional collateral when deemed appropriate.

The Company has accepted collateral in connection with client margin loans and securities borrowed. Under applicable agreements, the Company is generally permitted to repledge securities held as collateral and use them to enter into securities lending arrangements. The following table summarizes the fair values of client margin securities and stock borrowings that were available to the Company to utilize as collateral on various borrowings or for other purposes, and the amount of that collateral loaned or repledged by the Company (dollars in billions):

	December 31, 2019	September 30, 2019
Client margin securities	$29.1	$28.6
Stock borrowings	1.2	1.9

Total collateral available	$30.3	$30.5

Collateral loaned	$2.4	$3.2
Collateral repledged	4.5	4.6

Total collateral loaned or repledged	$6.9	$7.8

The Company is subject to cash deposit and collateral requirements with clearinghouses based on its clients’ trading activity. The following table summarizes cash deposited with and securities pledged to clearinghouses by the Company (dollars in millions):

Assets	Condensed Consolidated Balance Sheet Classification	December 31, 2019	September 30, 2019
Cash	Receivable from brokers, dealers and clearing organizations	$447	$545
U.S. government debt securities	Securities owned, at fair value	164	168

Total		$611	$713

The Company manages its sweep program through off-balance sheet arrangements with TD and unaffiliated third-party depository financial institutions (together, the “Sweep Program Counterparties”). The sweep program is offered to eligible clients whereby the client’s uninvested cash is swept into FDIC-insured (up to specified limits) money market deposit accounts at the Sweep Program Counterparties. The Company earns revenue on client cash at the Sweep Program Counterparties based on the return of floating-rate and fixed-rate notional investments. The Company designates amounts and maturity dates for the fixed-rate notional investments within the sweep program portfolios, subject to certain limitations. In the event the Company instructs the Sweep Program Counterparties to withdraw a fixed-rate notional investment prior to its maturity, the Company may be required to reimburse the Sweep Program Counterparties for any losses incurred as a result of the early withdrawal. In order to mitigate the risk of potential loss due to an early withdrawal of fixed-rate notional investments, the Company maintains a certain level of short-term floating-rate investments within the sweep program portfolios to meet client cash demands. See “Insured Deposit Account Agreement” in Note 15 for a description of the sweep arrangement between the Company and TD.

Guarantees

The Company is a member of and provides guarantees to securities clearinghouses and exchanges in connection with client trading activities. Under related agreements, the Company is generally required to guarantee the performance of other members. Under these agreements, if a member becomes unable to satisfy its obligations to the clearinghouse, other members would be required to meet shortfalls. The Company’s liability under these arrangements is not quantifiable and could exceed the cash and securities it has posted to the clearinghouse as collateral. However, the likelihood that the Company would be required to make payments under these agreements is considered remote. Accordingly, no contingent liability is carried on the Condensed Consolidated Balance Sheets for these guarantees.

The Company clears its clients’ futures and options on futures transactions on an omnibus account basis through unaffiliated FCMs. The Company also contracts with an external provider to facilitate foreign exchange trading for its clients. The Company has agreed to indemnify these unaffiliated FCMs and the external provider for any loss that they may incur from the client transactions introduced to them by the Company.

See “Insured Deposit Account Agreement” in Note 15 for a description of the guarantees included in that agreement.

10. Fair Value Disclosures

Fair Value Measurement — Definition and Hierarchy

ASC 820-10, Fair Value Measurement, defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date.

ASC 820-10 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability, and are developed based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s own assumptions about the assumptions other market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as follows:

•

Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. This category includes active exchange-traded funds, money market mutual funds, mutual funds and equity securities.

•

Level 2 — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Such inputs include quoted prices in markets that are not active, quoted prices for similar assets and liabilities in active and inactive markets, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means. This category includes most debt securities, U.S. government agency mortgage-backed securities, which consist of Ginnie Mae Conventional Residential Mortgages and Ginnie Mae Home Equity Conversion Mortgages, and other interest-sensitive financial instruments.

•	Level 3 — Unobservable inputs for the asset or liability, where there is little, if any, observable market activity or data for the asset or liability.

The following tables present the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis as of December 31, 2019 and September 30, 2019 (dollars in millions):

	December 31, 2019
	Level 1	Level 2	Level 3	Fair Value
Assets:
Cash equivalents:
Money market mutual funds	$1,939	$—	$—	$1,939
Investments segregated and on deposit for regulatory purposes:
U.S. government debt securities	—	3,772	—	3,772
U.S. government agency mortgage-backed securities	—	1,771	—	1,771

Subtotal - Investments segregated and on deposit for regulatory purposes	—	5,543	—	5,543

Securities owned:
U.S. government debt securities	—	513	—	513
Other	1	6	—	7

Subtotal - Securities owned	1	519	—	520

Investments available-for-sale:
U.S. government debt securities	—	1,636	—	1,636
Other assets:
Pay-variable interest rate swaps(1)	—	45	—	45
Other	2	1	—	3

Subtotal - Other assets	2	46	—	48

Total assets at fair value	$1,942	$7,744	$—	$9,686

Liabilities:
Accounts payable and other liabilities:
Pay-variable interest rate swaps(1)	$—	$17	$—	$17
Securities sold, not yet purchased:
Equity securities	1	—	—	1

Total liabilities at fair value	$1	$17	$—	$18

(1)	See “Fair Value Hedging” in Note 7 for details.

	September 30, 2019
	Level 1	Level 2	Level 3	Fair Value
Assets:
Cash equivalents:
Money market mutual funds	$2,486	$—	$—	$2,486
Investments segregated and on deposit for regulatory purposes:
U.S. government debt securities	—	4,394	—	4,394
U.S. government agency mortgage-backed securities	—	1,318	—	1,318

Subtotal - Investments segregated and on deposit for regulatory purposes	—	5,712	—	5,712

Securities owned:
U.S. government debt securities	—	524	—	524
Other	2	6	—	8

Subtotal - Securities owned	2	530	—	532

Investments available-for-sale:
U.S. government debt securities	—	1,668	—	1,668
Other assets:
Pay-variable interest rate swaps(1)	—	71	—	71
U.S. government debt securities	—	1	—	1

Subtotal - Other assets	—	72	—	72

Total assets at fair value	$2,488	$7,982	$—	$10,470

Liabilities:
Accounts payable and other liabilities:
Pay-variable interest rate swaps(1)	$—	$3	$—	$3

(1)	See “Fair Value Hedging” in Note 7 for details.

There were no transfers between any levels of the fair value hierarchy during the periods covered by this exhibit.

Valuation Techniques

In general, and where applicable, the Company uses quoted prices in active markets for identical assets or liabilities to determine fair value. This pricing methodology applies to the Company’s Level 1 assets and liabilities. If quoted prices in active markets for identical assets and liabilities are not available to determine fair value, then the Company uses quoted prices for similar assets and liabilities or inputs other than the quoted prices that are observable, either directly or indirectly. This pricing methodology applies to the Company’s Level 2 assets and liabilities.

Level 2 Measurements:

Debt securities — Fair values for debt securities are based on prices obtained from an independent pricing vendor. The primary inputs to the valuation include quoted prices for similar assets in active markets, quoted prices for identical or similar assets in markets that are not active, contractual cash flows, benchmark yields and credit spreads. The Company validates the vendor pricing by periodically comparing it to pricing from another independent pricing service. The Company has not adjusted prices obtained from the independent pricing vendor for any periods presented in the condensed consolidated financial statements because no significant pricing differences have been observed.

U.S. government agency mortgage-backed securities — Fair values for mortgage-backed securities are based on prices obtained from an independent pricing vendor. The primary inputs to the valuation include quoted prices for similar assets in active markets and in markets that are not active, a market-derived prepayment curve, weighted average yields on the underlying collateral and spreads to benchmark indices. The Company validates the vendor pricing by periodically comparing it to pricing from two other independent sources. The Company has not adjusted prices obtained from the independent pricing vendor for any periods presented in the condensed consolidated financial statements because no significant pricing differences have been observed.

Interest rate swaps — These derivatives are valued by the Company using a valuation model provided by a third-party service that incorporates interest rate yield curves, which are observable for substantially the full term of the contract. The valuation model is widely accepted in the financial services industry and does not involve significant judgment because most of the inputs are observable in the marketplace. Credit risk is not an input to the valuation because in each case the Company or counterparty has possession of collateral, in the form of cash or U.S. Treasury securities, in amounts equal to or exceeding the fair value of the interest rate swaps. The Company validates the third-party service valuations by comparing them to valuation models provided by the swap counterparties.

Level 3 Measurements:

The Company has no assets or liabilities classified as Level 3 of the fair value hierarchy.

Fair Value of Financial Instruments Not Recorded at Fair Value

Receivable from/payable to brokers, dealers and clearing organizations, receivable from/payable to clients, receivable from/payable to affiliates, other receivables and accounts payable and other liabilities are short-term in nature and accordingly are carried at amounts that approximate fair value. These financial instruments are recorded at or near their respective transaction prices and historically have been settled or converted to cash at approximately that value (categorized as Level 2 of the fair value hierarchy).

Cash and investments segregated and on deposit for regulatory purposes includes reverse repurchase agreements (securities purchased under agreements to resell). Reverse repurchase agreements are treated as collateralized financing transactions and are carried at amounts at which the securities will subsequently be resold, plus accrued interest. The Company’s reverse repurchase agreements generally have a maturity of seven days and are collateralized by securities in amounts exceeding the carrying value of the resale agreements. Accordingly, the carrying value of reverse repurchase agreements approximates fair value (categorized as Level 2 of the fair value hierarchy). Cash and investments segregated and on deposit for regulatory purposes also includes cash held in demand deposit accounts and on deposit with futures commission merchants, for which the carrying values approximate the fair value (categorized as Level 1 of the fair value hierarchy). See Note 3 for a summary of cash and investments segregated and on deposit for regulatory purposes.

Long-term debt — As of December 31, 2019, the Company’s Senior Notes had an aggregate estimated fair value, based on quoted market prices (categorized as Level 1 of the fair value hierarchy), of approximately $3.67 billion, compared to the aggregate carrying value of the Senior Notes on the Condensed Consolidated Balance Sheet of $3.56 billion. As of September 30, 2019, the Company’s Senior Notes had an aggregate estimated fair value, based on quoted market prices, of approximately $3.67 billion, compared to the aggregate carrying value of the Senior Notes on the Condensed Consolidated Balance Sheet of $3.59 billion.

11. Offsetting Assets and Liabilities

Substantially all of the Company’s reverse repurchase agreements, securities borrowing and securities lending activity and derivative financial instruments are transacted under master agreements that may allow for net settlement in the ordinary course of business, as well as offsetting of all contracts with a given counterparty in the event of default by one of the parties. However, for financial statement purposes, the Company does not net balances related to these financial instruments.

The following tables present information about the potential effect of rights of setoff associated with the Company’s recognized assets and liabilities as of December 31, 2019 and September 30, 2019 (dollars in millions):

	December 31, 2019
				Gross Amounts Not Offset in the Condensed Consolidated Balance Sheet
	Gross Amounts of Recognized Assets and Liabilities	Gross Amounts Offset in the Condensed Consolidated Balance Sheet	Net Amounts Presented in the Condensed Consolidated Balance Sheet	Financial Instruments(4)	Collateral Received or Pledged (Including Cash)(5)	Net Amount(6)
Assets:
Investments segregated and on deposit for regulatory purposes:
Reverse repurchase agreements	$500	$—	$500	$—	$(500)	$—
Receivable from brokers, dealers and clearing organizations:
Deposits paid for securities borrowed(1)	1,244	—	1,244	(61)	(1,161)	22
Other assets:
Pay-variable interest rate swaps	45	—	45	(45)	—	—

Total	$1,789	$—	$1,789	$(106)	$(1,661)	$22

Liabilities:
Payable to brokers, dealers and clearing organizations:
Deposits received for securities loaned(2)(3)	$2,394	$—	$2,394	$(61)	$(2,118)	$215
Accounts payable and other liabilities:
Pay-variable interest rate swaps	17	—	17	(16)	—	1

Total	$2,411	$—	$2,411	$(77)	$(2,118)	$216

	September 30, 2019
				Gross Amounts Not Offset in the Condensed Consolidated Balance Sheet
	Gross Amounts of Recognized Assets and Liabilities	Gross Amounts Offset in the Condensed Consolidated Balance Sheet	Net Amounts Presented in the Condensed Consolidated Balance Sheet	Financial Instruments(4)	Collateral Received or Pledged (Including Cash)(5)	Net Amount(6)
Assets:
Investments segregated and on deposit for regulatory purposes:
Reverse repurchase agreements	$500	$—	$500	$—	$(500)	$—
Receivable from brokers, dealers and clearing organizations:
Deposits paid for securities borrowed(1)	1,864	—	1,864	(38)	(1,795)	31
Other assets:
Pay-variable interest rate swaps	71	—	71	(71)	—	—

Total	$2,435	$—	$2,435	$(109)	$(2,295)	$31

Liabilities:
Payable to brokers, dealers and clearing organizations:
Deposits received for securities loaned(2)(3)	$3,189	$—	$3,189	$(38)	$(2,821)	$330
Accounts payable and other liabilities:
Pay-variable interest rate swaps	3	—	3	(3)	—	—

Total	$3,192	$—	$3,192	$(41)	$(2,821)	$330

(1)

Included in the gross amounts of deposits paid for securities borrowed is $484 million and $723 million as of December 31, 2019 and September 30, 2019, respectively, transacted through a risk-sharing program with the OCC, which guarantees the return of cash to the Company. See “General Contingencies” in Note 9 for a discussion of the potential risks associated with securities borrowing transactions and how the Company mitigates those risks.

(2)

Included in the gross amounts of deposits received for securities loaned is $1.69 billion and $2.48 billion as of December 31, 2019 and September 30, 2019, respectively, transacted through a risk-sharing program with the OCC, which guarantees the return of securities to the Company. See “General Contingencies” in Note 9 for a discussion of the potential risks associated with securities lending transactions and how the Company mitigates those risks.

(3)

Substantially all of the Company’s securities lending transactions have a continuous contractual term and, upon notice by either party, may be terminated within two business days. The following table summarizes the Company’s gross liability for securities lending transactions by the class of securities loaned (dollars in millions):

	December 31, 2019	September 30, 2019
Deposits received for securities loaned:
Equity securities	$1,922	$2,629
Exchange-traded funds	300	285
Real estate investment trusts	85	181
Closed-end funds	76	86
Other	11	8

Total	$2,394	$3,189

(4)	Amounts represent recognized assets and liabilities that are subject to enforceable master agreements with rights of setoff.
(5)

Represents the fair value of collateral the Company had received or pledged under enforceable master agreements, limited for table presentation purposes to the net amount of the recognized assets due from or liabilities due to each counterparty. At December 31, 2019 and September 30, 2019, the Company had received total collateral with a fair value of $1.78 billion and $2.43 billion, respectively, and pledged total collateral with a fair value of $2.19 billion and $2.86 billion, respectively.

(6)	Represents the amount for which, in the case of net recognized assets, the Company had not received collateral, and in the case of net recognized liabilities, the Company had not pledged collateral.

12. Accumulated Other Comprehensive Income (Loss)

The following table presents the net change in fair value recorded for each component of other comprehensive income (loss) before and after income tax for the periods indicated (dollars in millions):

	Three Months Ended December 31,
	2019			2018
	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Investments available-for-sale:
Unrealized gain (loss)	$(32)	$8	$(24)	$16	$(4)	$12
Cash flow hedging instruments:
Reclassification adjustment for portion of realized loss amortized to net income(1)	1	—	1	1	—	1

Other comprehensive income (loss)	$(31)	$8	$(23)	$17	$(4)	$13

(1)

The before tax reclassification amounts and the related tax effects are included in interest on borrowings and provision for income taxes, respectively, on the Condensed Consolidated Statements of Income.

The following table presents after-tax changes in each component of accumulated other comprehensive income (loss) for the periods indicated (dollars in millions):

	Three Months Ended December 31,
	2019	2018
Investments available-for-sale:
Beginning balance	$58	$(7)
Other comprehensive income (loss) before reclassifications	(24)	12

Ending balance	$34	$5

Cash flow hedging instruments:
Beginning balance	$(17)	$(20)
Amounts reclassified from accumulated other comprehensive income (loss)	1	1

Ending balance	$(16)	$(19)

Total accumulated other comprehensive income (loss):
Beginning balance	$41	$(27)
Current period change	(23)	13

Ending balance	$18	$(14)

13. Earnings Per Share

The difference between the numerator and denominator used in the computation of basic and diluted earnings per share consists of common stock equivalent shares related to stock-based compensation for all periods presented. There were no material antidilutive awards for the three months ended December 31, 2019 and 2018.

14. Revenue Recognition

The following table sets forth the disaggregation of the Company’s revenue by major source for the periods indicated (dollars in millions):

	Three Months Ended December 31,
	2019	2018	% Change
Revenues:
Asset-based revenues:
Bank deposit account fees	$454	$428	6%
Net interest revenue	359	376	(5)%
Investment product fees	145	143	1%

Total asset-based revenues	958	947
Transaction-based revenues:
Order routing revenue	135	129	5%
Commissions (1)	132	364	(64)%
Other	38	44	(14)%

Total transaction-based revenues	305	537
Other revenues	28	32	(13)%

Net revenues	$1,291	$1,516

(1)

Effective October 3, 2019, the Company reduced its online exchange-listed stock, exchange traded funds (ETF) (domestic and Canadian) and option trade commissions from $6.95 to $0 per trade (plus $0.65 per contract and no exercise or assignment fees on option trades).

The amount of revenue recognized by the Company is measured based on the consideration specified in contracts with its clients. The Company recognizes revenue when a performance obligation is satisfied over time as the services are performed or at a point in time depending on the nature of the services provided as further discussed below.

Asset-Based Revenues

Asset-based revenues consists of bank deposit account fees, net interest revenue and investment product fees. The primary factors driving the Company’s asset-based revenues are average balances and average rates. Average balances consist primarily of average client bank deposit account balances, average client margin balances, average segregated cash balances, average client credit balances, average fee-based investment balances and average securities borrowing and lending balances. Average rates consist of the average interest rates and fees earned and paid on such balances.

Bank deposit account fees

Bank deposit account fees consists of revenues earned and recognized over time resulting from a sweep program that is offered to eligible clients of the Company whereby clients’ uninvested cash is swept off-balance sheet to FDIC-insured (up to specified limits) accounts with Sweep Program Counterparties participating in the program. These revenues are based on the return of floating-rate and fixed-rate notional investments, less the actual interest paid to clients and other applicable fees. Bank deposit account fees are collected from the Sweep Program Counterparties on a monthly basis. See “Insured Deposit Account Agreement” in Note 15 for a description of the sweep arrangement between the Company and TD.

Net interest revenue

Net interest revenue, which is generated from financial instruments covered by various other areas of GAAP, is not within the scope of ASC Topic 606, Revenue from Contracts with Customers, and is included in the table above to reconcile to net revenues disclosed within the Condensed Consolidated Statements of Income. Net interest revenue primarily consists of income generated by interest charged to clients on margin balances, net interest revenue from securities borrowed and securities loaned transactions and interest earned on client cash, net of interest paid to clients on their credit balances.

Investment product fees

Investment product fee revenue consists of revenues earned and recorded over time on client assets invested in money market mutual funds, other mutual funds and certain investment programs. Investment product fees also includes fees earned on client assets managed by independent registered investment advisors (“RIAs”) utilizing the Company’s trading and investing platforms. Investment product fees are collected from clients and RIAs on a monthly or quarterly basis. Primary revenue sources within investment product fees are described below.

The following table presents the significant components of investment product fees for the periods indicated (dollars in millions):

	Three Months Ended December 31,
	2019	2018	% Change
Investment product fees:
Mutual fund service fees	$80	$67	19%
Investment program fees	64	69	(7)%
Other	1	7	(86)%

Total investment product fees	$145	$143

Mutual fund service fees includes shareholder services fees and SEC Rule 12b-1 service and distribution fees. Shareholder services fees are earned on the Company’s client assets invested in money market mutual funds and other mutual funds for record-keeping and administrative services provided to these funds. The Company earns SEC Rule 12b-1 service and distribution fees for marketing and distribution services provided to these funds. The fees earned are based on contractual rates applied to the average daily net asset value of eligible shares of a respective fund held by the Company’s clients. Shareholder services fees are earned over time and collected from the funds on a monthly or quarterly basis. SEC Rule 12b-1 fees are also earned over time and collected from the funds on a monthly or quarterly basis, as the variable consideration of a transaction price is no longer constrained and the value of consideration can be determined as discussed previously.

Investment program fees are earned through fees charged to clients enrolled in product offerings which are actively managed by TD Ameritrade Investment Management, LLC, a wholly-owned subsidiary of the Company. These fees are earned over time and are based on contractual rates applied to asset balances held by the Company’s clients in these product offerings. Certain program fees are based on quarter-end balances and are collected from clients in advance, at the beginning of each calendar quarter. Revenues collected on a quarterly basis, less refunds for clients ceasing participation in the program, are recognized during the quarter as performance obligations are satisfied. Other program fees are based on average daily asset balances and collected from clients on a monthly basis.

The Company also earns investment program fees through referral and asset-based program fees on its client assets managed by independent RIAs utilizing the Company’s platform. These fees are earned based on contractual rates applied to the client’s average daily asset balances under management. Referral fees are earned over time and collected from the independent RIAs on a monthly or quarterly basis, as the variable consideration of a transaction price is no longer constrained and the value of consideration can be determined as discussed previously. Asset-based program fees are also earned over time and collected from the independent RIAs on a monthly or quarterly basis.

Transaction-Based Revenues

Transaction-based revenues primarily consists of order routing revenue and trading commissions earned on trade execution, net of promotional allowances. The primary factors driving the Company’s transaction-based revenues are total trades and average commissions per trade. Commission rates are based on rates established by the Company, which vary by type of trade. Transaction-based revenues are earned and recognized at a point in time, on a trade-date basis, as clients execute trades. These trades are generally settled and trading commissions are collected from the Company’s clients within one to two business days after the trade date. Order routing revenues are generated from arrangements with market centers to receive cash payments and/or rebates in exchange for routing orders to these firms for execution and are generally collected from the market centers on a monthly basis. Securities owned by clients, including those that collateralize margin or similar transactions, are not reflected in the accompanying condensed consolidated financial statements.

Other Revenues

Other revenues primarily include proxy income, solicit and tender fees and other fees charged for ancillary services provided by the Company to its clients. In addition, other revenues include fair market value adjustments and gains/losses associated with investments held by the Company’s broker-dealer subsidiaries. Other revenues generated from investments is covered by various other areas of GAAP, is not within the scope of ASC 606 and is included in the table above to reconcile to net revenues disclosed within the Condensed Consolidated Statements of Income. Proxy fee income is earned and collected at a point in time when the Company distributes proxy statements to its clients on behalf of a registrant and the revenue is based on the volume of proxies distributed and the rate per unit charged to each registrant. Solicit and tender fees are earned and collected from clients at a point in time when the Company has satisfied its obligation to maintain its client accounts holding securities affected by corporate actions.

Contract Balances

The following table presents the opening and closing balances of the Company’s receivables from contracts with clients that are within the scope of ASC 606 on the Condensed Consolidated Balance Sheets (dollars in millions):

	Contract Balances
	Receivable from Clients	Receivable from Affiliates	Other Receivables	Total Receivables from Contracts with Clients
Opening balance, September 30, 2019	$25	$7	$125	$157
Closing balance, December 31, 2019	54	8	121	183

Increase (decrease)	$29	$1	$(4)	$26

The difference between the opening and closing balances of the Company’s receivables from contracts with clients primarily results from the timing difference between the Company’s performance and the client’s payment. No other significant contract assets or liabilities exist as of December 31, 2019 and September 30, 2019.

Unsatisfied Performance Obligations

The Company does not have any unsatisfied performance obligations subject to a practical expedient election under ASC 606.

15. Related Party Transactions

Transactions with TD and its Affiliates

As a result of the Company’s acquisition of TD Waterhouse Group, Inc. during fiscal year 2006, TD became an affiliate of the Company. TD owned approximately 43% of the Company’s common stock as of December 31, 2019. Pursuant to the stockholders agreement between TD and the Company, TD has the right to designate five of the twelve members of the Company’s board of directors. The Company transacts business and has extensive relationships with TD and certain of its affiliates. Transactions with TD and its affiliates are discussed and summarized below.

Insured Deposit Account Agreement

The Company is party to an insured deposit account (“IDA”) agreement with TD Bank USA, N.A. (“TD Bank USA”), TD Bank, N.A. and TD. Under the IDA agreement, TD Bank USA and TD Bank, N.A. (together, the “TD Depository Institutions”) make available to clients of the Company FDIC-insured (up to specified limits) money market deposit accounts as either designated sweep vehicles or as non-sweep deposit accounts. The Company provides marketing, recordkeeping and support services for the TD Depository Institutions with respect to the money market deposit accounts. In exchange for providing these services, the TD Depository Institutions pay the Company an aggregate marketing fee based on the weighted average yield earned on the client IDA assets, less the actual interest paid to clients, a servicing fee to the TD Depository Institutions and the cost of FDIC insurance premiums.

The current IDA agreement became effective as of January 1, 2013 and had an initial term expiring July 1, 2018. It is automatically renewable for successive five-year terms, provided that it may be terminated by either the Company or the TD Depository Institutions by providing written notice of non-renewal at least two years prior to the initial expiration date or the expiration date of any subsequent renewal period. As of July 1, 2016, notice of non-renewal was not provided by either party; therefore, the IDA agreement was automatically renewed for an additional five-year term on July 1, 2018.

The fee earned on the IDA agreement is calculated based on two primary components: (1) the yield on fixed-rate notional investments, based on prevailing fixed rates for identical balances and maturities in the interest rate swap market (generally LIBOR-based) at the time such investments were added to the IDA portfolio (including any adjustments required to adjust the variable rate leg of such swaps to a one-month reset frequency and the overall swap payment frequency to monthly) and (2) the yield on floating-rate investments. As of December 31, 2019, the IDA portfolio was comprised of approximately 81% fixed-rate notional investments and 19% floating-rate investments.

The IDA agreement provides that the Company may designate amounts and maturity dates for the fixed-rate notional investments in the IDA portfolio, subject to certain limitations. For example, if the Company designates that $100 million of deposits be invested in 5-year fixed-rate investments, and on the day such investment is confirmed by the TD Depository Institutions the prevailing fixed yield for the applicable 5-year U.S. dollar LIBOR-based swaps is 1.45%, then the Company will earn a gross fixed yield of 1.45% on that portion of the portfolio (before any deductions for interest paid to clients, the servicing fee to the TD Depository Institutions and the cost of FDIC insurance premiums). In the event that (1) the federal funds effective rate is established at 0.75% or greater and (2) the rate on 5-year U.S. dollar interest rate swaps is equal to or greater than 1.50% for 20 consecutive business days, then the rate earned by the Company on new fixed-rate notional investments will be reduced by 20% of the excess of the 5-year U.S. dollar swap rate over 1.50%, up to a maximum of 0.10%.

The yield on floating-rate investments is calculated daily based on the greater of the following rates published by the Federal Reserve: (1) the interest rate paid by Federal Reserve Banks on balances held in excess of required reserve balances and contractual clearing balances under Regulation D and (2) the daily effective federal funds rate.

The interest rates paid to clients are set by the TD Depository Institutions and are not linked to any index. The servicing fee to the TD Depository Institutions under the IDA agreement is equal to 25 basis points on the aggregate average daily balance in the IDA accounts, subject to adjustment as it relates to deposits of less than or equal to $20 billion kept in floating-rate investments or in fixed-rate notional investments with a maturity of up to 24 months (“short-term fixed-rate investments”). For such floating-rate and short-term fixed-rate investments, the servicing fee is equal to the difference of the interest rate earned on the investments less the FDIC premiums paid (in basis points), divided by two. The servicing fee has a floor of 3 basis points (subject to adjustment from time to time to reflect material changes to the TD Depository Institutions’ leverage costs) and a maximum of 25 basis points.

In the event the marketing fee computation results in a negative amount, the Company must pay the TD Depository Institutions the negative amount. This effectively results in the Company guaranteeing the TD Depository Institutions revenue equal to the servicing fee on the IDA agreement, plus the reimbursement of FDIC insurance premiums. The marketing fee computation under the IDA agreement is affected by many variables, including the type, duration, principal balance and yield of the fixed-rate and floating-rate investments, the prevailing interest rate environment, the amount of client deposits and the yield paid on client deposits. Because a negative marketing fee computation would arise only if there were extraordinary movements in many of these variables, the maximum potential amount of future payments the Company could be required to make under this arrangement cannot be reasonably estimated. Management believes the likelihood that the marketing fee calculation would result in a negative amount is remote. Accordingly, no contingent liability is carried on the Condensed Consolidated Balance Sheets for the IDA agreement. In the event the Company withdraws a notional investment prior to its maturity, the Company is required to reimburse the TD Depository Institutions an amount equal to the economic replacement value of the investment, as defined in the IDA agreement. See “General Contingencies” in Note 9 for a discussion of how the Company mitigates the risk of losses due to the early withdrawal of fixed-rate notional investments.

In addition, the Company has various other services agreements and transactions with TD and its affiliates. The following tables summarize revenues and expenses resulting from transactions with TD and its affiliates for the periods indicated (dollars in millions):

		Revenues from TD and its Affiliates
	Condensed Consolidated	Three Months Ended December 31,
Description	Statement of Income Classification	2019	2018
Insured Deposit Account Agreement	Bank deposit account fees	$425	$402
Order Routing Agreement	Other revenues	6	6
Other	Various	2	15

Total revenues		$433	$423

		Expenses to TD and its Affiliates
	Condensed Consolidated	Three Months Ended December 31,
Description	Statement of Income Classification	2019	2018
Order Routing Agreement	Other expense	$4	$5
Other	Various	2	2

Total expenses		$6	$7

The following table summarizes the classification and amount of receivables from and payables to TD and its affiliates on the Condensed Consolidated Balance Sheets resulting from related party transactions (dollars in millions):

	December 31, 2019	September 30, 2019
Assets:
Receivable from brokers, dealers and clearing organizations	$372	$—
Receivable from affiliates	121	112
Liabilities:
Payable to brokers, dealers and clearing organizations	$37	$44
Payable to affiliates	3	5
Accounts payable and other liabilities	2	2

Receivables from and payables to brokers, dealers and clearing organizations primarily relate to securities borrowing and lending activity and are settled in accordance with customary contractual terms. Receivables from and payables to TD affiliates resulting from client cash sweep activity are generally settled in cash the next business day. Other receivables from and payables to affiliates of TD are generally settled in cash on a monthly basis.

TD, along with other financial institutions, is participating as a lender under the Parent Revolving Facility and the TDAC Revolving Facilities. For additional information regarding the Company’s revolving facilities, see Note 7, Long-term Debt and Other Borrowings. As of December 31, 2019 and September 30, 2019, the total lending commitment received from TD under these credit facilities was $221 million.